Exhibit 99.1

Apeiron Capital Investment Corp. Announces Termination of Business Combination Agreement and Liquidation

BOSTON, MA – August 11, 2023 - Apeiron Capital Investment Corp. (the “Company”) announced today that it has notified GIO World Health, Ltd. that the Company has elected to terminate the Business Combination Agreement between the parties, dated as of March 8, 2023 (as amended May 10, 2023, the “Business Combination Agreement”), pursuant to Section 8.1(b) thereof, effective as of August 14, 2023 (the “Termination”). Upon the effectiveness of the Termination, the Business Combination Agreement will be of no further force and effect, with the exception of the specified provisions in Section 8.2 of the Business Combination Agreement, which shall survive the termination of the Business Combination Agreement and remain in full force and effect in accordance with their respective terms.

Due to its inability to complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, as amended, the Company intends to liquidate and dissolve, effective as of the close of business on August 14, 2023, and will redeem all of the outstanding shares of common stock (“Public Shares”) that were included in the units issued to public stockholders in its initial public offering (the “Public Shares”), at a per-share redemption price equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of outstanding public shares.

As of the close of business on August 14, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after August 14, 2023.

The Company’s sponsor has agreed to waive its redemption rights with respect to its founder shares issued in a private placement in connection with the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

About Apeiron Capital Investment Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led by its Chief Executive Officer, Dr. Joel Shulman.

Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering and other reports filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Dr. Joel Shulman

Chief Executive Officer

shulman@ershares.com

(617) 279-0045